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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in Registration Statements No. 33-32805 and No. 33-32970 of Zila, Inc. on Form S-8 and Registration Statements No. 33-46239 and No. 333-00645 of Zila, Inc. on Form S-3 of our report dated April 11, 1997 appearing in this Current Report on Form 8-K dated July 18, 1997 of Zila, Inc.

/s/ GRANT THORNTON LLP
----------------------------
Grant Thornton LLP


Sacramento, California
July 17, 1997